EXHIBIT 99.1


TARRANT APPAREL GROUP ANNOUNCES SECOND QUARTER RESULTS

LOS ANGELES--(BUSINESS WIRE)--Tarrant Apparel Group (NASDAQ:TAGS), a design and sourcing company for private label and private brand casual apparel, today announced financial results for the three months ended June 30, 2008.

The Company reported net sales of $51.3 million in the second quarter of 2008, a 14.6% decrease compared to $60.1 million in the same period in 2007. Private Brands sales were $16.1 million in the 2008 second quarter, compared to $12.2 million in the second quarter of 2007. Private Label sales in the quarter were $35.2 million, as compared to $47.9 million reported in the same period last year. The decrease in Private Label sales in the second quarter of 2008 resulted primarily from decreased sales to Kohl's and Mervyn's due to the poor retail environment.

Gross profit decreased by $1.6 million or 12.6% to $11.0 million in the second quarter of 2008 from $12.6 million in the second quarter of 2007. The decrease in gross profit was primarily due to a decrease in sales. As a percentage of total net sales, gross profit increased from 20.9% in the second quarter of 2007 to 21.4% in the second quarter of 2008.

Selling, general and administrative expenses (SG&A) for the second quarter of 2008 were $10.6 million compared to $9.6 million in the 2007 second quarter. As a percentage of total net sales, SG&A expenses increased to 20.6% versus 16.0% for the same period of the prior year due to a lower level of sales. SG&A expenses increased by $1.0 million in the second quarter of 2008 primarily due to a bad debt reserve of $1.5 million for a receivable related to Mervyn's LLC. Mervyn's recently filed for bankruptcy protection. SG&A expenses also included $360,000 paid to members of the Special Committee of our Board of Directors for reviewing the previously announced proposed going-private transaction.

Royalty expense increased by $45,000 to $479,000 in the second quarter of 2008, from $434,000 in the 2007 second quarter. The Company also recorded a one-time, non-cash charge of $5.3 million due to an impairment of the goodwill pertaining to the Chazzz division. The charge was taken as a result of the Mervyn's LLC bankruptcy filing subsequent to the end of the second quarter and the rapidly declining business of another retailer served by this division. Both retailers have been major customers of the division.

Loss from operations in the second quarter of 2008 was $5.4 million compared to income from operations of $2.5 million in the second quarter of 2007. The net loss was $5.3 million, or $(0.16) per share for the 2008 second quarter, compared to net income of $0.8 million, or $0.03 per basic and diluted share for the 2007 second quarter.

For the six months ended June 30, 2008, the Company reported net sales of $101.8 million, a decline of 12.4% compared to $116.2 million in the year earlier period. Gross profit decreased by $3.9 million or 15.6%, to $21.0 million in the first six months of 2008 from $24.9 million in the first six months of 2007. Loss from operations for the first six months of 2008 was $5.4 million, compared to income from operations of $2.6 million in the comparable prior period of 2007. The net loss, including the charges discussed above, was $5.5 million, or $(0.17) per share, compared to $0.2 million, or $(0.01) per share in the 2007 comparable period.

"The bankruptcy of Mervyn's LLC subsequent to the quarter-end has reversed what would have been a profitable quarter. It also contributed to the impairment of the value of the goodwill relating to our Chazzz division. We continue to operate in a difficult environment, as retailers continue to struggle," said Gerard Guez, Chairman and Interim CEO of Tarrant Apparel Group. "We have focused on those areas that we believe we can control. The Company has tightly managed expenses, while looking for ways to further improve sourcing and inventory management. We also continue to work closely with our customers, to ensure that we align our products with their current interests. We will continue to seek further ways to reduce operating expenses, while positioning the Company for growth when consumer spending begins to increase."

CONFERENCE CALL

The Company will host a conference call and audio webcast at 4:30 p.m. Eastern Time today to discuss the results and outlook for 2008. Interested parties may access the call by dialing 800-896-8445 (domestically) or 785-830-1916 (internationally). Please use passcode Tarrant. A replay of the call will be available until August 24, 2008. To access the replay, interested parties should dial 800-839-2485. Please use passcode Tarrant. A live webcast of the conference call can also be accessed via the Internet at http://www.tags.com. The archive of the webcast will be available for 30 days following the conclusion of the teleconference.

FORWARD LOOKING STATEMENT

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this press release include the Company's positioning to return to growth when consumer spending begins to increase. Factors which could cause actual results to differ materially from these forward-looking statements include continued intervention of the U.S. government in China imports, the unanticipated loss of a major customer, reduced purchases by our customers due to a difficult retail environment, an adverse outcome in our litigation over rights to the American Rag Cie trademark, and other competitive factors. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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


                              TARRANT APPAREL GROUP
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                           JUNE 30,      DECEMBER 31,
                                                             2008            2007
                                                         ------------    ------------
                                                          (Unaudited)
ASSETS
Current assets:
     Cash and cash equivalents .......................   $      4,346    $        491
     Marketable securities ...........................            182            --
     Accounts receivable, net of $3.0 million
          and $2.0 million allowance for returns,
          discounts and bad debts at June 30,
          2008 and December 31, 2007, respectively ...         32,089          34,622
     Notes receivable ................................          1,500            --
     Due from related parties ........................         10,159           6,813
     Inventory .......................................          7,795          13,141
     Temporary quota rights ..........................             37               5
     Prepaid expenses ................................          1,025           1,277
     Deferred tax assets .............................            274             162
                                                         ------------    ------------

     Total current assets ............................         57,407          56,511

Property and equipment, net of $7.4 million and
     $8.3 million accumulated depeciation at
     June 30, 2008 and December 31, 2007 .............          1,431           1,531
Due from related parties, net of $1.0 million
     reserve and $0.8 million adjustment to fair
     value at June 30, 2008 and December 31, 2007 ....          1,703           1,741
Equity method investment .............................            917             945
Deferred financing cost, net of $299,000 and
     $226,000 accumulated amortization at June
     30, 2008 and  December 31, 2007, respectively ...            141             214
Other assets .........................................              2             102
Goodwill, net ........................................          4,645           9,945
                                                         ------------    ------------

Total assets .........................................   $     66,246    $     70,989
                                                         ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Short-term bank borrowings ......................   $     12,425    $      9,745
     Accounts payable ................................         12,011          11,785
     Accrued expenses ................................          5,212           8,627
     Income taxes ....................................          5,187          16,525
     Current portion of long-term obligations
          and factoring arrangement ..................          8,941           3,003
                                                         ------------    ------------

     Total current liabilities .......................         43,776          49,685

Long-term obligations and factoring arrangement ......           --              --
Income taxes. ........................................          6,409            --
                                                         ------------    ------------
Total liabilities ....................................         50,185          49,685

Minority interest in PBG7 ............................             60              61

Commitments and contingencies ........................           --              --

Shareholders' equity:
     Preferred stock, 2,000,000 shares authorized;
          no shares at June 30, 2008 and
          December 31, 2007 issued and outstanding ...           --              --
     Common stock, no par value, 100,000,000
          shares authorized: 32,043,763 shares
          at June 30, 2008 and December 31,
          2007 issued and outstanding ................        116,673         116,673
     Warrants to purchase common stock ...............          7,314           7,314
     Contributed capital .............................         11,015          10,863
     Accumulated deficit .............................       (117,190)       (111,663)
     Notes receivable from officer/shareholder .......         (1,811)         (1,944)
                                                         ------------    ------------
     Total shareholders' equity ......................         16,001          21,243

Total liabilities and shareholders' equity ...........   $     66,246    $     70,989
                                                         ============    ============


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


                              TARRANT APPAREL GROUP
                      CONSOLIDATED STATEMENTS OF OPERATION
                        (in thousands, except share data)

                                                         THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                                        ----------------------------    ----------------------------
                                                            2008            2007            2008            2007
                                                        ------------    ------------    ------------    ------------
                                                         (Unaudited)     (Unaudited)     (Unaudited)     (Unaudited)
Net sales ...........................................   $     47,424    $     56,538    $     93,745    $    109,319
Net sales to related party ..........................          3,874           3,563           8,051           6,888
                                                        ------------    ------------    ------------    ------------
Total net sales .....................................         51,298          60,101         101,796         116,207


Cost of sales .......................................         36,775          44,301          73,428          85,045
Cost of sales to related party ......................          3,548           3,245           7,354           6,261
                                                        ------------    ------------    ------------    ------------
Total cost of sales .................................         40,323          47,546          80,782          91,306

Gross profit ........................................         10,975          12,555          21,014          24,901
Selling and distribution expenses ...................          2,771           3,352           6,200           6,791
General and administrative expenses .................          7,816           6,240          14,135          12,727
Royalty expenses ....................................            479             434             813             791
Goodwill impairment charge ..........................          5,300            --             5,300            --
Terminated acquisition expenses .....................           --              --              --             2,000
                                                        ------------    ------------    ------------    ------------

Income (loss) from operations .......................         (5,391)          2,529          (5,434)          2,592
Interest expense ....................................           (245)         (1,220)           (475)         (2,563)
Interest income .....................................            153              43             193              88
Interest in income of equity method investee ........            130              43             107             127
Other income ........................................            326              65             507             152
Adjustment to fair value of derivative ..............              0               0            --               196
Other expense .......................................             (2)             (9)            (66)            (11)
                                                        ------------    ------------    ------------    ------------

Income (loss) before provision for income taxes and
  minority interest .................................         (5,029)          1,451          (5,168)            581
Provision for income taxes ..........................            245             642             359             774
Minority interest ...................................              0               0               0               1
                                                        ------------    ------------    ------------    ------------

Net income (loss) ...................................   $     (5,274)   $        809    $     (5,527)   $       (192)
                                                        ============    ============    ============    ============

Net income (loss) per share:
     Basic ..........................................   $      (0.16)   $       0.03    $      (0.17)   $      (0.01)
                                                        ============    ============    ============    ============

     Diluted ........................................   $      (0.16)   $       0.03    $      (0.17)   $      (0.01)
                                                        ============    ============    ============    ============


Weighted average common and common equivalent shares:
     Basic ..........................................     32,043,763      30,543,763      32,043,763      30,543,763
                                                        ============    ============    ============    ============

     Diluted ........................................     32,043,763      30,543,875      32,043,763      30,543,763
                                                        ============    ============    ============    ============


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